Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-250035 on Form S-1 of our report dated September 25, 2020 (November 30, 2020 as to the effects of the reverse stock split described in Note 2 and Note 14), relating to the financial statements of Seer, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

November 30, 2020